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                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549


                                    FORM 8-A

               FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES
                    PURSUANT TO SECTION 12(B) OR (G) OF THE
                        SECURITIES EXCHANGE ACT OF 1934



                            PIONEER COMPANIES, INC.
             (Exact name of registrant as specified in its charter)



                  DELAWARE                                06-1215192
(State of incorporation or organization)          (I.R.S. Employer I.D. No.)


         700 LOUISIANA STREET
                 SUITE 4300
               HOUSTON, TEXAS                              77002
(Address of principal executive offices)                 (Zip Code)


       Securities to be registered pursuant to Section 12(b) of the Act:

                                      NONE

         If this Form relates to the registration of a class of securities pursuant to Section 12(b) of the Exchange Act and is effective pursuant to General Instruction A.(c), check the following box. [ ]

         If this Form relates to the registration of a class of securities pursuant to Section 12(g) of the Exchange Act and is effective pursuant to General Instruction A.(d), check the following box. [X]

         Securities Act registration statement file number to which this form relates: not applicable.

       Securities to be registered pursuant to Section 12(g) of the Act:

                     COMMON STOCK, PAR VALUE $.01 PER SHARE
                                (Title of Class)
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ITEM 1. DESCRIPTION OF REGISTRANT'S SECURITIES TO BE REGISTERED.

         This registration statement on Form 8-A registers, under Section 12(g) of the Securities Exchange Act of 1934, as amended, shares of common stock, par value $.01 per share (the "Common Stock"), of Pioneer Companies, Inc., a Delaware corporation (the "Company"). The authorized capital stock of the Company currently consists of 50,000,000 shares of Common Stock and 10,000,000 shares of preferred stock, par value $.01 per share (the "Preferred Stock").

         The following summary is general, does not purport to be complete and is qualified in its entirety by reference to the Company's Fourth Amended and Restated Certificate of Incorporation (the "Certificate of Incorporation"), a copy of which has been filed as Exhibit 3.1 to the Company's Annual Report on Form 10-K for the year ended December 31, 2001, File No. 001-9859, by reference to the Company's Amended and Restated Bylaws, as amended (the "Bylaws"), a copy of which has been filed as Exhibit 3.2 to the Company's Annual Report on Form 10-K for the year ended December 31, 2001, File No. 001-9859, and by reference to the Specimen Pioneer Companies, Inc. Stock Certificate, a copy of which has been filed as Exhibit 4.1 to the Company's Annual Report on Form 10-K for the year ended December 31, 2001, File No. 001-9859.

COMMON STOCK

         Voting Rights. Except as otherwise required by law and except as expressly provided in the Certificate of Incorporation or in any resolution or resolutions adopted by the Company's board of directors pursuant to authority expressly vested in it with respect to the Preferred Stock, the holders of Common Stock shall have the exclusive voting rights for the election of directors and for all other purposes, each holder of Common Stock being entitled to one vote for each share thereof held by such holder. Directors are elected by a plurality vote of the stockholders present in person or by proxy and entitled to vote on the election of directors. All other matters (except where otherwise provided by law or the Certificate of Incorporation) are approved by a majority vote of the stockholders present in person or by proxy and entitled to vote thereon. There are no cumulative voting rights. Accordingly, holders of a majority of the total votes entitled to vote in an election of directors will be able to elect all of the directors standing for election.

         The Company's board of directors may grant holders of Preferred Stock, in the resolutions creating the series of Preferred Stock, the right to vote on the election of directors or any questions affecting the Company. The Company's board of directors does not have the power to issue any non-voting equity securities.

         Liquidation Preferences. If the Company is liquidated, dissolved or wound up, the holders of Common Stock will be entitled to receive distributions only after satisfaction of all of the Company's liabilities and the prior rights of any outstanding class of Preferred Stock. If the Company is liquidated, dissolved or wound up, the Company's assets legally available after

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satisfaction of all of the Company's liabilities and the prior rights of
Preferred Stock will be distributed to the holders of Common Stock pro rata on a per share basis.

         Dividends. Holders of Common Stock are entitled to receive dividends that may be declared from time to time by the board of directors of the Company out of funds legally available for dividends. The rights of the holders of Common Stock to dividends are subject to the dividend and liquidation rights of any Preferred Stock that may be issued and to any dividend restrictions contained in debt agreements.

         Other Rights: Holders of Common Stock have no conversion rights. In addition, under the Certificate of Incorporation, holders of Common Stock have no preemptive or other subscription rights to purchase additional shares of Common Stock or other securities, nor are they entitled to the benefits of any redemption or sinking fund provisions. All issued and outstanding shares of Common Stock are fully paid and nonassessable.

         Modification. Any changes to the Certificate of Incorporation inconsistent with the purpose and intent of the following provisions requires the affirmative vote of the holders of a majority of the voting power of the shares entitled to vote in an election of directors:

o the provisions establishing the terms of the Common Stock and Preferred Stock, as set forth in Article IV of the Certificate of Incorporation;

o the provisions regarding the management of the business of the Company by its board of directors, the number of directors constituting the Company's board of directors and the applicability of the Certificate of Incorporation to directors elected by holders of any series of Preferred Stock, voting separately as a class, as set forth in Article VIII of the Certificate of Incorporation; or

o the provisions regarding the power of the board of directors to amend the Bylaws, as set forth in Article IX of the Certificate of Incorporation.

PREFERRED STOCK

         General. The Company's board of directors has authority, without stockholder approval, to issue shares of Preferred Stock in one or more series and to fix the number of shares and terms of each such series. The Company's board of directors, by resolution prior to the issuance of any shares of a series of Preferred Stock, may determine the designation and other terms of such series, including:

         o        dividend rights;

         o        conversion rights;

         o        voting powers;

         o        redemption rights;

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         o        sinking funds;

         o        liquidation preferences; and

         o        other preferences and special rights.

         One of the consequences of the shares of authorized but unissued Common Stock and undesignated Preferred Stock may be to enable the Company's board of directors to make more difficult or to discourage an attempt to obtain control of the Company. Use of the Common Stock or Preferred Stock for this purpose might also protect incumbent management. If, in the exercise of its fiduciary obligations, the Company's board of directors were to determine that a takeover proposal was not in the Company's best interest, the board could authorize the issuance of those shares without stockholder approval. The shares could be issued in one or more transactions that might delay, defer or prevent or make the completion of the change of control transaction more difficult or costly by:

         o diluting the voting or other rights of the proposed acquiror or insurgent stockholder group;

         o creating a substantial voting block in institutional or other hands that might undertake to support the position of the incumbent board; and

         o effecting an acquisition that might complicate or preclude the takeover.

         In this regard, the Certificate of Incorporation grants the Company's board of directors broad power to establish the rights and preferences of the authorized and unissued Preferred Stock. The Company's board of directors could establish one or more series of Preferred Stock which entitle holders:

         o to vote separately as a class on any proposed merger or consolidation;

         o to cast a proportionately larger vote together with the Common Stock on any transaction or for all purposes;

         o to elect directors having terms of office or voting rights greater than those of other directors;

         o to convert Preferred Stock into a greater number of shares of Common Stock or other securities;

         o to demand redemption at a specified price under prescribed circumstances related to a change of control of the Company; or

         o        to exercise other rights designed to impede a takeover.

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LIMITATIONS ON DIRECTORS' LIABILITY

         The Company's Certificate of Incorporation provides that no director of the Company shall be personally liable to the Company or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability:

         o for any breach of the director's duty of loyalty to the Company or its stockholders;

         o for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law;

         o in respect of unlawful dividend payments or stock redemptions or repurchases as provided in Section 174 of the Delaware General Corporation Law; or

         o for any transaction from which the director derived an improper personal benefit.

         These provisions eliminate the Company's rights and the rights of the Company's stockholders suing through stockholders' derivative suits on behalf of the Company to recover monetary damages against a director for breach of fiduciary duty as a director, including breaches resulting from grossly negligent behavior, except in the situations described above. The Company's Bylaws provide for indemnification of directors and officers to the maximum extent permitted by law.


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ITEM 2.           EXHIBITS.

1. Fourth Amended and Restated Certificate of Incorporation of the Company (incorporated by reference to Exhibit 3.1 of the Company's Annual Report on Form 10-K for the year ended December 31, 2001, File No. 001-9859).

2. Amended and Restated Bylaws of the Company (incorporated by reference to Exhibit 3.2 of the Company's Annual Report on Form 10-K for the year ended December 31, 2001, File No. 001-9859).

3. Specimen Pioneer Companies, Inc. Stock Certificate (incorporated by reference to Exhibit 4.1 of the Company's Annual Report on Form 10-K for the year ended December 31, 2001, File No. 001-9859).


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                                           SIGNATURE

         Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereto duly authorized.



                                   PIONEER COMPANIES, INC.


Date:  June 16, 2003               By:       /s/ KENT R. STEPHENSON
                                      ----------------------------------------
                                       Name:  Kent R. Stephenson
                                       Title: Vice President, Secretary and
                                              General Counsel

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